April 17, 2003





Board of Directors
Sentry Life Insurance Company
1800 North Point Drive
Stevens Point, WI 54481

         RE:  Opinion of Counsel - Sentry Variable Account II

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 26 to a Registration Statement on Form N-4 for the Individual Flexible Purchase Payment Deferred Variable Annuity Contracts (the "Contracts") to be issued by Sentry Life Insurance Company and its separate account, Sentry Variable Account II.

         We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         We are of the following opinions:

     1. Sentry Variable Account II is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to
Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.


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Board of Directors
April 17, 2003
Page 2

         You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

         We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

                                   Sincerely,

                                    BLAZZARD, GRODD & HASENAUER, P.C.



                                    By:  s/Lynn K. Stone
                                         Lynn K. Stone